Exhibit 99.1

December 21, 2015

Medbox Enters Business Agreement to Create Large U.S. Source of CBD Oil

Agreement with Hemp Processor Expected to Drive Meaningful Revenues

Medbox to Conduct Special Conference Call Tuesday, December 22, at 9 a.m. EST, 6 a.m. PST; See Details Below

Los Angeles, California (FSCwire) - Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, today announced that it has entered into an agreement with Whole Hemp Company, one of the world’s leading growers and processors of hemp products, based in Colorado Springs, Colorado.

Under the terms of the agreement:

•	Medbox will provide marketing and related services to Whole Hemp in connection with the sale of its Cannabidiol (CBD) products, from which it will share in the revenues;

•	Medbox will receive 50% of gross margins from the sale of hemp and cannabis crops grown on a dedicated 40-acre parcel of land on Whole Hemp’s farm and on approximately 10 acres of land on the Medbox farm in Pueblo, Colorado, working as a contractor under the Medbox license;

•	Medbox will build greenhouses in 10,000 square-foot increments on its Pueblo property, expressly for the use of Whole Hemp, and also will share in the proceeds from crops grown on the property by Whole Hemp, which will pay the full cost of the greenhouse construction;

•	Whole Hemp and Medbox plan to collaborate in 2016 on the cultivation of hemp on 1,000 acres of farmland owned by Whole Hemp in Colorado, which the companies believe will create one of the largest hemp operations in the United States.

“Our agreement with Whole Hemp marks a major achievement for Medbox that is expected to bring in a meaningful revenue stream and provide multiple paths for additional growth in the years ahead,” said Jeff Goh, President and interim Chief Executive Officer of Medbox. “This agreement combines the strengths of both organizations to create tremendous value for all stakeholders.”

Kashif Shan, CEO of Whole Hemp Company, said, “We are bringing together the talent and unique expertise of both companies to create a truly world-class operation. There is tremendous global demand for CBD oil, which we extract from the hemp plants for sale directly to food supplement and nutraceutical companies. Many such companies currently are importing CBD from China and Eastern Europe. They are seeking a U.S. source for assurance of best manufacturing practices and quality control that we provide. We look forward to a long and mutually rewarding partnering with Medbox to the benefit of all involved.”

Special Conference Call

Medbox will conduct a special conference call to discuss further details of the agreement and answer questions. Investors are encouraged to email questions in advance of the call to investor@pondel.com. Live questions will not be taken on the call.

When: Tuesday, December 22, 2015

Time: 9 a.m. EST; 6 a.m. PST

Phone: 877-876-9176 or 785-424-1667

A live webcast also will be available online on the Investor Relations section of Medbox’s website at http://www.medbox.com. A replay of the webcast will be available approximately one hour following conclusion of the call.

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

About Whole Hemp Company

Whole Hemp Company is a premier grower of industrial hemp and manufactures phyto Cannabinoid rich hemp oil (PC-rich) that can be used in many commercial applications. Partnering with Orochem, Whole Hemp is able to stay at the cutting edge of technology and can provide PC-rich hemp oil which is THC free. Whole Hemp industrial hemp is grown using organic farming practices, is non-GMO and is of the highest quality available in the marketplace. All processing of materials meets GMP standards, and the company openly publishes and promotes the transparency of its products and processes to its customers. Whole Hemp currently serves customers in the nutraceutical, pet and cannabis industries. For more information about Whole Hemp, please visit www.wholehempcompany.com; for more information about Orochem, please visit www.orochem.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, bringing in a meaningful revenue stream, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com